EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT*



Subsidiary                               State or Jurisdiction of Incorporation
Fieldston Publications                      Maryland
GKMG Consulting Services, Inc.              District of Columbia
Hagler Bailly Services, Inc.                Delaware
PHB Hagler Bailly, Inc.                     Delaware


*    The  names  of  particular   subsidiaries   that  would  not  constitute  a
     significant subsidiary (as defined by Rule 1-02(w) of Regulation S-X) as of the end of the covered by this report have been omitted.